Exhibit (a)(1)(D)
 This program is contingent upon shareholder approval at the annual meeting on May 20, 2026.  All employees with outstanding* stock options granted prior to 2025 with a grant price equal to or above $3.52 are eligible for this program  Must be actively employed on the New Option Grant Date to be eligible.  Employees who have been notified of a future termination date on or before the New Option Grant Date are not eligible.  Executive officers at or above the EVP-level , our Board of Directors, advisors, consultants, and former employees are not eligible.  Exchanges are made at the grant level. You must exchange your entire grant or none of it.  RSUs are not eligible for exchange.  Eligibility  Vesting  Eligible Options that were vested prior to exchange will vest 100% on the 1st anniversary of the New Option Grant Date  Eligible Options that were unvested prior to exchange will vest 50% vest on the 1st anniversary of the New Option Grant Date and 50% on the 2nd anniversary  Exchange Ratios  The grant price of your original stock option award determines how many eligible options need to be traded in for each new one  What is an Option Exchange?  The Option Exchange allows eligible employees to voluntarily exchange eligible outstanding stock options that have exercise prices equal to or greater than $3.52 for new options covering a lesser number of shares, which we refer to as “New Options.”   Option Exchange Period:   elections must be made on or before 3:59 p.m., Eastern Time, May 26, 2026  New Option Grant Price  closing price of Rocket’s stock on the New Option Grant Date  New Option Grant Date  May 26, 2026  Stock Option Type  non-qualified stock options  Term  The later of   The original expiration date, or  Five years from the New Option Grant Date   This example grant is eligible for an exchange ratio of 2:1  This means you must return 2 eligible options to receive 1 new option  Example  Grant Price  Exchange Ratio  (Eligible Optionsto New Options)  $3.52 to $10.68  1.30 to 1  $10.69 to $20.03  1.80 to 1  $20.04 to $30.00  2.00 to 1  $30.01 to $56.48  2.70 to 1  $56.49 to $62.32  4.20 to 1  Make your elections in the AwardTraq Stock Option Exchange Portal: exchange.awardtraq.com  Questions? Reach out to people@rocketpharma.com  Rocket Pharma’s   Stock Option Exchange Program